Exhibit 99.1

News Release

Company Contact:
Robert O’Callahan, Chief Financial Officer
International Microcomputer Software, Inc.
415.878.4020
E-mail: rocallahan@imsisoft.com

Annual Meeting Postponed to June 1, 2006
Majority registered in favor of merger

NOVATO, Calif., May 22, 2006 - IMSI® (OTC BB: IMSI), today announced the previously noticed Annual Meeting of Shareholders of International Microcomputer Software, Inc., a California corporation (“IMSI”), has been postponed from May 23 and will be held at the offices of AccessMedia, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311, on June 1, 2006 at 10:00 a.m. Pacific Time.

“We currently have over 15.2 million votes registered in favor of the proposed merger with AccessMedia and this exceeds the required majority. California Corporations Code Section 601 (a) requires that each shareholder be given not less than ten (10) days written notice for a shareholders meeting. However, due to an administrative error by the mailing agent, approximately 40% of our shareholders did not receive timely notice of the Annual Meeting. As a result, our counsel advises that we should add additional notice time and postpone the meeting.” said Martin Wade, chief executive officer of IMSI. “While the postponement is lamentable, I am pleased that a majority of our shareholders have already approved the merger with AccessMedia. We look forward to completing this transaction on June 1.”

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